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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*

                         MARISA CHRISTINA, INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    570268102
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]    Rule 13d-1(b)

   [X]    Rule 13d-1(c)

   [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 pages
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CUSIP No. 570268102                                            Page 2 of 7 Pages


                                  SCHEDULE 13G


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                       Marjorie M. Boas
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                         United States
--------------------------------------------------------------------------------
      NUMBER OF          5      SOLE VOTING POWER

 SHARES BENEFICIALLY                                       609,538
       OWNED          ----------------------------------------------------------
                         6      SHARED VOTING POWER
       BY EACH
     REPORTING                                             -0-
                      ----------------------------------------------------------
       PERSON            7      SOLE DISPOSITIVE POWER
        WITH
                                                           609,538
                      ----------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                                           -0-
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                   609,538
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                    8.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                     IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 7 Pages

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CUSIP No. 570268102                                            Page 3 of 7 Pages

                                  SCHEDULE 13G


ITEM 1.

         (a)      Name of Issuer:

                           Marisa Christina, Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

                           8101 Tonnelle Avenue
                           North Bergen, New Jersey  07047

ITEM 2.

         (a)      Name of Persons Filing:

                           Marjorie M. Boas

         (b)      Address of Principal Business Office or, if none, Residence:

                  The residence address of the Reporting Person is:

                  Marjorie M. Boas          269-17V Grand Central Parkway
                                            Floral Park, New York 11005

         (c)      Citizenship:

                  Marjorie M. Boas:         United States

         (d)      Title of Class of Securities:

                                    Common Stock

         (e)      CUSIP Number:

                                    570268102


                                Page 3 of 7 Pages
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CUSIP No. 570268102                                            Page 4 of 7 Pages


                                  SCHEDULE 13G


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR (C), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

         (a)  [ ]   Broker or dealer registered under (section)15 of the Act
                    (15 U.S.C. 78o).

         (b)  [ ]   Bank as defined in (section)3(a)(6) of the Act
                    (15 U.S.C. 78c).

         (c)  [ ]   Insurance company as defined in (section)3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d)  [ ]   Investment company registered under (section)8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [ ]   An investment adviser in accordance with
                    (section)240.13d-1(b)(1)(ii)(E).

         (f)  [ ]   An employee benefit plan or endowment fund in accordance
                    with (section)240.13d-1(b)(1)(ii)(F).

         (g)  [ ]   A parent holding company or control person in accordance
                    with (section)240.13d-1(b)(1)(ii)(G).

         (h)  [ ]   A savings association as defined in (section)3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. (section) 1813).

         (i)  [ ]   A church plan that is excluded from the definition of
                    investment company under (section)3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  [ ]   Group, in accordance with (section)240.13d-1(b)(1)(ii)(J).



ITEM 4.    OWNERSHIP


a.       Amount beneficially owned:

         (i)      Marjorie M. Boas                           609,538

b.       Percent of class: 8.35%

c.       Number of shares:

         (i)      Sole power to vote or direct vote:

                  Marjorie M. Boas                           609,538

         (ii)     Shared Power to vote or direct vote:

                  Marjorie M. Boas                                 0

                                Page 4 of 7 Pages
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CUSIP No. 570268102                                            Page 5 of 7 Pages

                                  SCHEDULE 13G


         (iii)    Sole power to dispose or to direct disposition of:

                  Same response as (c)(i) above.

         (iv)     Shared power to dispose or direct the disposition of:

                  Same response as (c)(ii) above.




ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 NOT APPLICABLE



ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                 NOT APPLICABLE



ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE



ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE



ITEM 10.   CERTIFICATIONS

                           SEE ATTACHED CERTIFICATIONS




                                Page 5 of 7 Pages
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CUSIP No. 570268102                                            Page 6 of 7 Pages


                                  SCHEDULE 13G


                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      /s/ Marjorie M. Boas
                                                 -------------------------------
                                                          Marjorie M. Boas



                                Page 6 of 7 Pages
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CUSIP No. 570268102                                            Page 7 of 7 Pages

                                  SCHEDULE 13G

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 12, 2004                                  /s/ Marjorie M. Boas
                                                 -------------------------------
                                                          Marjorie M. Boas




                                Page 7 of 7 Pages